STIFEL FINANCIAL CORP.
Form 8-K Dated October 30, 2006
Exhibit 99.1: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

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STIFEL FINANCIAL CORP. ANNOUNCES
ENTERING INTO LETTER OF INTENT TO PURCHASE
MJSK PRIVATE CLIENT BUSINESS

St. Louis, Missouri, October 30, 2006 - Stifel Financial Corp. (NYSE: "SF") and privately held Miller Johnson Steichen Kinnard, Inc. (MJSK) announced today that Stifel has entered into a letter of intent to acquire the private client business of MJSK. Stifel will acquire certain assets related to the private client business for cash. In addition, upon the closing of the transaction, which is expected to occur in the fourth quarter of this year, substantially all of the key associates of the MJSK private client business have agreed to join Stifel.

The consummation of the transaction is subject to the parties entering into a definitive acquisition agreement and the satisfaction of certain specified conditions, including approval by relevant regulatory authorities.

"By adding the talented investment professionals from MJSK, Stifel is able to further expand our footprint in Minnesota, where we currently have seven offices," commented Ronald J. Kruszewski, chairman and chief executive officer of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated. "We welcome this outstanding group of experienced professionals who share the same commitment to quality advice, personal service, and long-term relationships that has been the hallmark of Stifel Nicolaus for 116 years," said Scott B. McCuaig, president of Stifel Nicolaus.

"Stifel Nicolaus is a well-respected, growing, and broker-friendly investment banking firm," said David Johnson, MJSK Chief Executive Officer. "They offer us an extensive array of products and services that will be attractive to both clients and brokers. Strategically, this is a very good fit."

The associates of the MJSK private client business will remain at their present locations in and around Minneapolis, Minnesota; the Dakotas; and Scottsdale, Arizona.

Company Information

Stifel Financial Corp. operates 122 offices in 27 states and the District of Columbia through its principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and 3 European offices through Stifel Nicolaus Limited. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily to individual investors, professional money managers, businesses, and municipalities. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions. The ultimate structure of any transaction ultimately consummated by Stifel and MJSK pertaining to the MJSK private client business could vary materially from that outlined herein. Stifel and MJSK may determine not to conclude a transaction on these terms, or on any terms. Stifel disclaims any intent or obligation to update these forward-looking statements.

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For further information contact
James M. Zemlyak, Chief Financial Officer
(314) 342-2228